EXHIBIT 99

            Thomas & Betts Corporation Reports 2006 Earnings

           Full Year and Fourth Quarter Sales Up 10 Percent;

   Diluted E.P.S. $2.85 for Full Year and $0.84 for Fourth Quarter;

               E.P.S. Includes Special Tax-Related Items


    MEMPHIS, Tenn.--(BUSINESS WIRE)--Feb. 5, 2007--Thomas & Betts Corporation (NYSE: TNB) today reported full year 2006 net sales of $1.9 billion, up 10.2 percent over 2005. Earnings from operations were $245.8 million or 13.2 percent of sales compared to $204.0 million or
12.0 percent of sales in 2005. 2006 net earnings were $175.1 million or $2.85 per diluted share compared to $113.4 million or $1.86 per diluted share in the prior year.

    "Thomas & Betts had a great year in 2006. We delivered outstanding operating results for the year, which were driven by strong performance in all of our businesses," said Dominic J. Pileggi, chairman and chief executive officer. "Operating cash flow was also excellent and we finished the year with what we believe is the strongest financial position in the company's history. We look forward to continuing our positive momentum in 2007 and further strengthening our leadership position in our key markets."

    Stronger demand in industrial, commercial and utility markets as well as the impact of price increases that offset higher material and energy costs drove the year over year increase in sales. Notably, sales in the company's Steel Structures segment were up nearly 20 percent driven by continued investment by utilities in high-voltage transmission projects. Foreign currency benefited consolidated sales by approximately $23 million for the full year.

    Both gross margin and selling, general and administrative expense improved as a percent of sales for the year 2006. Gross margin was
30.5 percent compared to 29.5 percent in 2005, reflecting higher sales volumes and the company's continued ability to offset higher material and energy costs. SG&A was 17.3 percent of sales in 2006, down from
17.5 percent in 2005. Net interest expense decreased by approximately $10 million in 2006 as a result of lower average debt levels and higher interest income.

    2006 net earnings include a fourth quarter non-cash income tax benefit of $36.5 million related to the release of valuation allowances on state deferred tax assets. This benefit was partially offset by a fourth quarter income tax charge of $31.9 million due to the distribution of approximately $100 million from a foreign subsidiary. 2005 net earnings included a fourth quarter income tax charge of $16.4 million related to the repatriation of foreign earnings pursuant to the American Jobs Creation Act of 2004.

    FOURTH QUARTER 2006 RESULTS

    Fourth quarter 2006 sales were $485.6 million, up 9.6 percent from the fourth quarter 2005. Price increases that offset higher costs and increased volume in the Steel Structures segment contributed significantly to the sales improvement. Foreign currency benefited consolidated sales by approximately $9 million in the quarter.

    Fourth quarter 2006 gross margin was 29.7 percent of sales and earnings from operations were $61.7 million or 12.7 percent of sales. This compares to gross margin of 30.4 percent and earnings from operations of $59.2 million or 13.4 percent of sales in the prior year period. The effect of higher costs offset by higher selling prices diluted both gross margin and earnings from operations as a percent of sales.

    2006 fourth quarter net earnings were $50.9 million or $0.84 per diluted share compared to $25.8 million or $0.42 per diluted share in the fourth quarter 2005. 2006 results include the previously mentioned non-cash income tax benefit of $36.5 million ($0.60 per share) related to the release of valuation allowances on state deferred tax assets. This benefit was partially offset by a fourth quarter income tax charge of $31.9 million ($0.53 per share) due to the distribution of approximately $100 million from a foreign subsidiary. 2005 fourth quarter net earnings included an income tax charge of $16.4 million ($0.27 per share) related to the repatriation of foreign earnings pursuant to the American Jobs Creation Act of 2004.

    Income tax expense also reflected favorable year-end adjustments of $4.7 million ($0.08 per share) in the fourth quarter 2006 compared to approximately $3.9 million ($0.06 per share) in the prior year period.

    SEGMENT RESULTS

    Electrical segment fourth quarter sales were $381.0 million, an
8.1 percent increase over the fourth quarter 2005. For the full year, Electrical segment sales were up approximately 10 percent to $1.5 billion compared to $1.4 billion in 2005. For the quarter, higher selling prices that offset increased material and energy costs contributed significantly to the sales growth while foreign currency benefited sales by approximately $7 million. Higher selling prices that offset increased costs and improved volume contributed to the sales increase for the full year. Foreign currency benefited sales by approximately $21 million.

    Electrical segment earnings were $47.2 million in the fourth quarter, or 12.4 percent of sales. This compares to $44.9 million or
12.7 percent of sales in the fourth quarter 2005. Full year 2006 segment earnings were $201.6 million or 13.3 percent of sales compared to $161.8 million or 11.7 percent of sales in 2005. The fourth quarter earnings improvement reflects the company's continued ability to offset increased material and energy costs through higher selling prices as well as improved operating efficiencies. The effect of higher costs offset by higher selling prices diluted segment earnings as a percent of sales in the fourth quarter 2006. For the full year 2006, the earnings improvement reflects higher selling prices to offset increased costs, increased sales volume and improved operating efficiencies.

    Sales in the Steel Structures segment were $64.0 million in the quarter, up nearly 30 percent compared to the prior year period. Fourth quarter 2006 sales include $10.7 million of lattice tower sales sourced from a third party compared to $0.7 million of lattice tower sales in the prior year period. For the full year, segment sales were $221.7 million, including $23.1 million in lattice tower sales. This compares to 2005 segment sales of $186.0 million including $2.5 million in lattice tower sales. The sale of lattice towers sourced from a third party and increased manufacturing capacity to support sales of highly engineered poles contributed to the year-over-year sales improvement.

    Steel Structures segment earnings were $8.8 million or 13.7 percent of sales in the fourth quarter and $28.8 million or 13.0 percent of sales for the full year 2006. This compares to $8.2 million or 16.6 percent of sales in the prior year quarter and $29.0 million or 15.6 percent of sales for the full year 2005. This segment benefited from an exceptionally favorable project mix in the second half of 2005.

    Fourth quarter 2006 HVAC segment sales of $40.6 million and earnings of $6.2 million were essentially flat with the prior year period. For the full-year 2006, HVAC sales were $135.5 million compared to $132.1 million in 2005. Full year segment earnings increased to $16.3 million compared to $14.6 million in 2005, reflecting higher sales and disciplined cost control.

    CASH FLOW AND DEBT HIGHLIGHTS

    Thomas & Betts continued to generate strong operating cash flow in 2006 with cash from operations of $221 million. The company ended the year with approximately $371 million in cash and marketable securities and $388 million in total debt. Total debt was 26.6 percent of total capitalization at year end, compared to 33.8 percent at the end of 2005.

    Major uses of cash during 2006 included: the repurchase of 3.7 million shares at a cost of $201 million (including 0.7 million shares for $34 million in the fourth quarter); a $150 million scheduled debt repayment; and $34 million for acquisition costs in the company's Electrical segment. Improved profitability and a continued emphasis on working capital management contributed to the strong cash performance. The share repurchase activity in the fourth quarter had no net effect on earnings per share in the quarter.

    2007 DIRECTIONAL GUIDANCE

    "2006 was a very successful year for Thomas & Betts and we enter 2007 well positioned to continue to deliver excellent performance," said Pileggi. "Looking forward, we expect continued growth in industrial, non-residential construction and utility markets in 2007. Given this, we are targeting top line growth in the mid-single digit range driven primarily by volume improvements and earnings per diluted share in the range of $3.05 to $3.15 for the full year 2007. We also expect cash flow to continue to be very strong. Our earnings guidance assumes a tax rate of approximately 31 percent for 2007."

    CORPORATE OVERVIEW

    Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, commercial, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units and highly engineered steel structures used, among other things, for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

    NOTE: The attached financial tables support the information in this news release:

    Consolidated Statements of Operations

    Segment Information

    Consolidated Balance Sheets

    Consolidated Statements of Cash Flows

    CAUTIONARY STATEMENT

    This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Business Risks" section of the company's Form 10-K for the fiscal year ended December 31, 2005 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

    CONFERENCE CALL AND WEBCAST INFORMATION

    Thomas & Betts will hold a conference call and webcast to discuss the company's 2006 results on Tuesday, February 6, 2007 at 11:00 a.m. Eastern (10:00 a.m. Central). To access the call, please call 201-689-8341. The call can also be accessed via the Thomas & Betts corporate website at www.tnb.com . The conference call will be recorded and available for replay through 12:00 midnight Eastern on Monday, February 12, 2007. To access the replay, please call 201-612-7415, account number 9517, pass code 228653.


             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Operations
                (In thousands, except per share data)
                             (Unaudited)

                         Quarter Ended             Year to Date
                   ------------------------- -------------------------

                   December 31, December 31, December 31, December 31,
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------


Net sales          $   485,607  $   443,036  $ 1,868,689  $ 1,695,383

Cost of sales          341,377      308,486    1,299,299    1,195,256
                   ------------ ------------ ------------ ------------
  Gross profit         144,230      134,550      569,390      500,127
    Gross profit -
     % of net
     sales                29.7%        30.4%        30.5%        29.5%

Selling, general
 and
 administrative         82,497       75,400      323,577      296,132
  Selling, general
   and
   administrative
   - % of net
   sales                  17.0%        17.0%        17.3%        17.5%

                   ------------ ------------ ------------ ------------

Earnings from
 operations             61,733       59,150      245,813      203,995
  Earnings from
   operations - %
   of net sales           12.7%        13.4%        13.2%        12.0%

Income from
 unconsolidated
 companies                 382          408          952        1,377
Interest expense,
 net                    (3,543)      (4,890)     (14,840)     (25,214)
Other (expense)
 income, net              (130)        (798)       1,517       (4,298)
                   ------------ ------------ ------------ ------------

Earnings before
 income taxes           58,442       53,870      233,442      175,860

Income tax
 provision               7,562       28,101       58,312       62,452
                   ------------ ------------ ------------ ------------

Net earnings       $    50,880  $    25,769  $   175,130  $   113,408
                   ============ ============ ============ ============

Net earnings per
 share:
   Basic earnings
    per share      $      0.85  $      0.42  $      2.90  $      1.89
                   ============ ============ ============ ============
   Diluted
    earnings per
    share          $      0.84  $      0.42  $      2.85  $      1.86
                   ============ ============ ============ ============

Average shares
 outstanding:
  Basic                 59,597       60,686       60,434       60,054
  Diluted               60,530       61,758       61,447       61,065


             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                         Segment Information
                            (In thousands)
                             (Unaudited)

                         Quarter Ended             Year to Date
                   ------------------------- -------------------------

                   December 31, December 31, December 31, December 31,
                      2006         2005         2006         2005
                   ------------ ------------ ------------ ------------


Net sales:
  Electrical       $   381,002  $   352,539  $ 1,511,557  $ 1,377,338
  Steel Structures      63,970       49,494      221,671      185,995
  HVAC                  40,635       41,003      135,461      132,050
                   ------------ ------------ ------------ ------------

  Total net sales  $   485,607  $   443,036  $ 1,868,689  $ 1,695,383
                   ============ ============ ============ ============


Segment earnings:
  Electrical       $    47,169  $    44,932  $   201,648  $   161,823
  Steel Structures       8,769        8,239       28,780       28,998
  HVAC                   6,177        6,387       16,337       14,551
                   ------------ ------------ ------------ ------------

  Total reportable
   segment
   earnings             62,115       59,558      246,765      205,372

Interest expense,
 net                    (3,543)      (4,890)     (14,840)     (25,214)
Other                     (130)        (798)       1,517       (4,298)
                   ------------ ------------ ------------ ------------

Earnings before
 income taxes      $    58,442  $    53,870  $   233,442  $   175,860
                   ============ ============ ============ ============


Segment earnings -
 % of net sales:
  Electrical              12.4%        12.7%        13.3%        11.7%
  Steel Structures        13.7%        16.6%        13.0%        15.6%
  HVAC                    15.2%        15.6%        12.1%        11.0%


             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                            (In thousands)
                             (Unaudited)

                                             December 31, December 31,
                                                2006         2005
                                             ------------ ------------


                   ASSETS

Current assets:
   Cash and marketable securities            $   371,339  $   508,896
   Receivables, net                              204,270      185,391
   Inventories                                   218,536      198,107
   Other current assets                           74,225       57,748
                                             ------------ ------------
Total current assets                             868,370      950,142

Net property, plant and equipment                267,200      267,026
Goodwill                                         490,210      462,810
Investments in unconsolidated companies          115,726      115,665
Other assets                                      88,717      124,753
                                             ------------ ------------

    Total assets                             $ 1,830,223  $ 1,920,396
                                             ============ ============



    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current maturities of long-term debt      $       719  $   150,804
   Accounts payable                              144,844      138,060
   Accrued liabilities                           102,966      115,547
                                             ------------ ------------
Total current liabilities                        248,529      404,411

Long-term debt                                   386,912      387,155
Other long-term liabilities                      126,423       76,240

Shareholders' equity                           1,068,359    1,052,590
                                             ------------ ------------

   Total liabilities and shareholders'
    equity                                   $ 1,830,223  $ 1,920,396
                                             ============ ============


             THOMAS & BETTS CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)

                                                   Year to Date
                                             -------------------------
                                             December 31, December 31,
                                                2006         2005
                                             ------------ ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings                                    $175,130     $113,408
Adjustments:
 Depreciation and amortization                    47,842       50,327
 Share-based compensation expense                 11,919            -
 Deferred income taxes                            18,129       28,159
 Incremental tax benefits from share-based
  payments                                       (11,320)           -
 Changes in operating assets and
  liabilities, net:
    Receivables                                  (11,441)     (15,440)
    Inventories                                  (15,927)      11,756
    Accounts payable                               3,534       17,837
    Accrued liabilities                          (14,776)       2,704
    Funding to qualified pension plans            (1,585)     (28,693)
    Other                                         19,663       13,039
                                             ------------ ------------
Net cash provided by (used in) operating
 activities                                      221,168      193,097
                                             ------------ ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment       (44,345)     (36,455)
Purchases of businesses                          (34,031)     (16,526)
Marketable securities                            291,773     (105,664)
Other                                                659          720
                                             ------------ ------------
Net cash provided by (used in) investing
 activities                                      214,056     (157,925)
                                             ------------ ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt and other
 borrowings                                     (150,896)      (7,291)
Stock options exercised                           57,119       34,650
Incremental tax benefits from share-based
 payments                                         11,320            -
Repurchase of common shares                     (200,796)           -
                                             ------------ ------------
Net cash provided by (used in) financing
 activities                                     (283,253)      27,359
                                             ------------ ------------

EFFECT OF EXCHANGE RATE ON CASH                    2,255        3,022
                                             ------------ ------------

Net increase (decrease) in cash and cash
 equivalents                                     154,226       65,553
Cash and cash equivalents at beginning of
 period                                          216,742      151,189
                                             ------------ ------------
Cash and cash equivalents at end of period      $370,968     $216,742
                                             ============ ============

Cash payments for interest                       $33,016      $37,896
Cash payments for income taxes                   $44,896      $36,470


    CONTACT: Thomas & Betts Corporation
             Tricia Bergeron, 901-252-8266
             tricia.bergeron@tnb.com